Exhibit 23

[LOGO OF SHATSWELL, MacLEOD & COMPANY, P.C. APPEARS HERE]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in pre-effective amendment #1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission of our report dated January 24, 2006, on the consolidated balance sheets of Beverly National Corporation and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity accounts and cash flows for the years ended December 31, 2005, 2004 and 2003.

We also consent to the reference to our firm under the heading “Experts” in the prospectus that is part of the Registration Statement.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

June 12, 2006